UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported) October 21, 2008
Navigant Consulting, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State of Other Jurisdiction of Incorporation)	001-12173 Commission File Number	36-4094854 (IRS Employer Identification No.)
30 S. Wacker, Chicago, IL 60606
(Address of Principal Executive Offices) (Zip Code)
Registrant’s Telephone number, including area code (312) 573-5600
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240 13e-4(c))

ITEM 1.01.	Entry into a Material Definitive Agreement.
On October 21, 2008, the Board of Directors of Navigant Consulting, Inc. (the “Company”) unanimously resolved to implement a retainer of $15,000 per year for the Lead Director of the Company.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(i) On October 21, 2008, the Company entered into an employment agreement with Monica M. Weed, effective November 3, 2008. Related to that Agreement, the Board of Directors of the Company named Ms. Monica M. Weed as Vice President, General Counsel and Secretary of the Company effective November 3, 2008. In connection with hiring Ms. Weed, the Board of Directors of the Company authorized a grant of shares of restricted stock equal to $500,000 and a sign-on bonus of $250,000 in cash, each to be granted or paid on November 3, 2008. The Company also entered into a Sign-On Incentive Recovery Agreement with Ms. Weed on September 24, 2008, which requires Ms. Weed to repay the sign-on bonus if she voluntarily terminates her employment with NCI or is terminated by NCI for cause (as defined in the agreement) within twenty four months of the date of hire. The foregoing description of the recovery agreement is qualified in its entirety by reference to the recovery agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.
The employment agreement is for a rolling one-year period, such that the remainder of the term shall always be one full year, and provides for an annual base salary of $400,000, which is subject to adjustment from time to time, and an annual bonus opportunity. The employment agreement provides, among other things, that if the Company terminates Ms. Weed for other than cause (as defined in the agreement) or Ms. Weed terminates her employment for good reason (as defined in the agreement), then the Company will pay to Ms. Weed an amount equal to the sum of her then-current base salary and the average of her three most recent annual bonuses. However, if Ms. Weed terminates her own employment other than for good reason, the Company would have no further obligation to Ms. Weed other than the obligation to pay her base salary through the date of termination and any other compensation and benefits then due. The agreement also provides that if Ms. Weed’s employment is terminated for any reason during the one year period following a change in control (as defined in the agreement), or if such employment is terminated by Ms. Weed for any reason during the period beginning six months and ending twelve months following a change in control (as defined in the agreement), then the Company shall pay to Ms. Weed an amount equal to two times the sum of (1) Ms. Weed’s base salary as of the date of the change of control plus (2) the average of her three most recent annual bonuses. The foregoing description of the employment agreement is qualified in its entirety by reference to the employment agreement, a copy of which is attached hereto as Exhibit 10.2 and is incorporated herein by reference.
(ii) On October 21, 2008, the Compensation Committee (the “Committee”) of the Company’s Board of Directors approved a performance bonus for 2008 for Richard X. Fischer, Vice President, General Counsel and Secretary in the amount of $150,000.

Item 9.01	Financial Statements and Exhibits
10.1	Sign-On Incentive Recovery Agreement dated as of September 24, 2008 between the Company and Monica M. Weed.
10.2	Employment Agreement dated as of November 3, 2008 between the Company and Monica M. Weed.

SIGNATURES
     Pursuant to the requirements of section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: October 22, 2008	Navigant Consulting, Inc.
	By:	/s/ David E. Wartner
	Name:	David E. Wartner
	Title:	Interim Chief Financial Officer, Vice President and Controller